Exhibit 5.2

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 16, 2014

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Dear Ladies and Gentlemen:

We have acted as counsel to AK Steel Corporation, a Delaware corporation (“AK Steel”), AK Steel Holding Corporation, a Delaware corporation (“Parent”), AK Tube LLC, a Delaware limited liability company (“AK Tube”) and AK Steel Properties, Inc., a Delaware corporation (“AK Steel Properties” and together with AK Steel, Parent and AK Tube, the “Companies”), in connection with the offer and sale by AK Steel of $430,000,000 aggregate principal amount of 7.625% Senior Notes due 2021 (the “Notes”), pursuant to the Underwriting Agreement, dated as of September 11, 2014 (the “Agreement”), among the Companies, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein. AK Steel’s obligations under the Notes are fully and unconditionally guaranteed (the “Guarantees”) by Parent, AK Tube and AK Steel Properties (the “Guarantors”). The Notes will be issued pursuant to a base indenture dated as of May 11, 2010 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture dated as of September 16, 2014 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Companies and U.S. Bank National Association, as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (Registration No. 333-194078), filed by the Companies on February 21, 2014 (as amended by Post-Effective Amendment No. 1 filed on September 8, 2014, the “Registration Statement”); (ii) the prospectus, dated September 8, 2014 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated September 11, 2014 (the “Prospectus Supplement”); (iv) the Indenture (including the Guarantees contained therein); (v) an executed copy of the global note representing the Notes; (vi) the Restated Certificate of Incorporation of Parent and the Certificate of Amendment of Restated Certificate of Incorporation of the Company; (vii) the Amended and Restated Bylaws of Parent; and (viii) such records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

AK Steel Holding Corporation September 16, 2014 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

Based on and subject to the foregoing we are of the opinion that:

1. The Notes, when authenticated by the Trustee, will constitute valid and binding obligations of AK Steel, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantees, upon authentication of the Notes by the Trustee, will constitute a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP